CONSULTING AGREEMENT
BETWEEN
QUEST MINERALS & MINING CORP.
AND
WILLIAM WHEELER

This Agreement is entered into on this 31st day of May, 2006, by and between Quest Minerals & Mining Corp., a Utah corporation having its principal place of business at 18B East Fifth Street, Paterson, NJ 07524 (the "COMPANY") and William Wheeler, having his principal residence at ______________ Kentucky 41415 ("CONSULTANT").

WHEREAS, the COMPANY wishes to obtain the services of CONSULTANT because of its special knowledge and expertise in the areas of geology and mining; and,

WHEREAS, the CONSULTANT wishes to be employed by the COMPANY;

IT IS NOW THEREFORE AGREED that in consideration of ten dollars paid in hand, and other good and valuable consideration, including the promises and covenants contained herein after, receipt and sufficiency of which is hereby acknowledged, the parties hereto contract upon the following terms and conditions:

1. DUTIES OF CONSULTANT. CONSULTANT shall use its best efforts and much time as CONSULTANT deems necessary to accomplish the goals of this Agreement which are the procurement of mining opportunities on a non-exclusive basis (non-exclusive as to both parties hereto) and advising the Company with respect to mining operations and matters related thereto.

2. COMPENSATION. In addition to a royalty described herein below (See Sec. 4C), CONSULTANT shall be paid $10,000 per month on the first day of each month, either in cash or in the free trading common shares of the Company so long as the issuance of such shares would not result in Consultant being deemed an affiliate of the Company. If said cash payment or stock payment is more than ten (10) days late, all payments due under this Consulting Agreement shall become immediately due and payable. For purposes of this Agreement the stock price at which the payment shall be computed will be the closing bid stock price or in the event of a breach it shall be the closing bid price for the common shares of the Company on any day thereafter unless the breach is cured by physical receipt by Consultant of cash.

3. TERM AND TERMINATION

A. Term

This Agreement shall remain in full force and effect for a period of one (1) year commencing upon the date of execution of this Agreement. This agreement may be terminated only upon the grounds set forth in subparagraphs C, D, and E hereof.

B. Renewal

This Agreement shall renew automatically for successive periods of two (2) years except that it shall not be renewed if either party provides written notice of non-renewal ninety (90) days prior to the expiration of the then current term of the Agreement.

C. Termination by CONSULTANT

CONSULTANT may terminate this Agreement or any renewal hereof at any time by giving COMPANY ninety (90) days' prior written notice of such termination.

D. Termination Upon Insolvency or Bankruptcy

CONSULTANT may immediately terminate this Agreement or any renewal hereof at any time by giving written notice of such termination to the other party in the event the Company becomes insolvent or institutes or permits to be instituted against it any proceedings seeking its receivership, trusteeship, bankruptcy, reorganization, readjustment of debt, assignment for the benefit of creditors, or other proceedings under the Federal Bankruptcy Act or as provided by any other insolvency law, state or federal, to the extent such termination is valid under such law.

E. Termination For Cause by COMPANY

COMPANY may terminate this Agreement for cause by giving thirty (30) days' prior written notice if CONSULTANT is incarcerated or fails to substantially perform ("breaches") any of its material obligations set forth in this Agreement. No such termination shall be effective unless COMPANY has, prior to sending the thirty (30) day notice of termination, provided the CONSULTANT with a written notice of the breach(es) and has afforded CONSULTANT thirty (30) days in which to cure such breach(es). COMPANY and CONSULTANT shall meet (in person or by telephone) within thirty (30) days of the sending of any such notice of any

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breach alleged, to attempt mutually to resolve the problem(s) and to attempt to maintain the COMPANY-CONSULTANT relationship.

4. EFFECT ON TERMIANTION. Upon any termination of this Agreement, the following shall apply:

A. No Holding Out

CONSULTANT shall not thereafter represent itself to be or hold itself out as an authorized consultant for COMPANY or engage in any practices which might make it appear to a reasonable person that CONSULTANT is still an authorized consultant for COMPANY.

B. Options

Consultant has been previously issued certain options pursuant to his Employment Contract with the Company. The first option on 2,000,000 shares shall be deemed to have vested on May 17, 2006. A second option on 1,000,000 shares shall be vested after six months of this Consulting Agreement. The third option on 2,000,000 shares that is subject to the raising of one million dollars is hereby mutually agreed to be void.

C. Continuing Payment

For a period of six (6) years after the termination of this Agreement by either party, COMPANY shall pay CONSULTANT one (1) percent of gross sales on all mine products, including but not limited to coal, oil and gas, that originated from mines and/or wells introduced to the COMPANY by CONSULTANT after the execution of this Agreement. After said six (6) years no such payments of any sort will be paid to CONSULTANT.

5. ARBITRATION. The parties agree that the exclusive remedy hereunder with regard to any claims, disputes, or other matters in question between the parties or arising from this agreement shall be binding arbitration before one (1) arbitrator under the Rules of the American Arbitration Association. Arbitration which shall take place in New York, New York. The arbitration decision shall be enforceable in any court within the jurisdiction of the arbitration.

6. INDEPENDENT CONTRACTOR STATUS. CONSULTANT is an independent contractor hereunder and this Agreement does not create in any manner or for any purpose whatsoever an employer-employee or a principal-agent relationship between COMPANY and CONSULTANT. CONSULTANT is not authorized to enter into an agreement for or on behalf of COMPANY, to create any obligation or responsibility, express or implied, for on or behalf of

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COMPANY, to accept payment of any obligation due or owed to COMPANY, to accept service or process for COMPANY, or to bind COMPANY in any manner or thing whatsoever without COMPANY's written consent.

7. INDEMNIFICATION. COMPANY shall indemnify and hold CONSULTANT harmless from and against any claim, loss, liability, or expense, including, but not limited to, damages, patent and trademark infringement, costs and attorneys' fees, arising out of or in connection with any acts or omissions of COMPANY or COMPANY's agents or employees. CONSULTANT shall indemnify and hold COMPANY harmless from and against any claim, loss, liability, or expense, including, but not limited to, damages, patent and trademark infringement, costs and attorneys' fees, arising out of or in connection with any acts or omissions of CONSULTANT or CONSULTANT's agents or employees.

8. TRANSFER AND ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by either party without the written consent of the other party.

9. COMPLIANCE WITH LAWS. COMPANY and CONSULTANT shall comply with all statutes and regulations governing or otherwise applicable to the production, sale or distribution of COMPANY's products.

10. SEVERENCE. The invalidity or lack of enforceability of any term or provision of this Agreement shall in no way impair or affect the remainder thereof, which shall continue in full force and effect.

11. ENTIRE AGREEMENT. This Agreement supersedes any previous written or oral understandings or agreements between COMPANY and CONSULTANT and is the only agreement between the parties currently in effect. Except as provided in this Agreement, no change in or addition to the terms and conditions contained herein shall be valid as between the parties hereto unless set forth in a writing which is signed by an officer of COMPANY and an authorized representative of CONSULTANT and which specifically states that it constitutes an amendment to this Agreement.

12. WAIVER OF BREACH. Waiver by either party of a breach of any provision hereof shall not constitute a waiver of any succeeding breach of such provision or a waiver of such provision itself.

13. NOTICE. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given if it is delivered personally or by facsimile with proof of receipt, or sent by registered or certified mail, return receipt requested, first-class postage prepaid.

Notices to COMPANY shall be addressed as follows: JR

With a copy to:

Marc Indeglia

____

____

Notice to CONSULTANT shall be addressed as follows:

William Wheeler
26 Davidson Hill
Hatfield, KY 41514

with a copy to:

Charles West esq.
107 W. 4th Ave
Williamson WV
25661

14. APPLICABLE LAW. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of New York.

15. LEGAL COUNSEL. Both parties acknowledge that they have had the opportunity to obtain legal counsel, have the resources with which to obtain such counsel, and hereby waive any claim based upon not having access to legal counsel, including duress, coercion and undue influence and the like.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf on the date first above written,

QUEST MINERALS & MINING CORP.

By: ____________________
Eugene Chiaramonte, Jr.
Chief Executive Officer

____
William Wheeler